Exhibit 99.1	Press Release dated August 25, 2005
FOR IMMEDIATE RELEASE
infoUSA Announces Withdrawal of Offer by Vinod Gupta;
Special Committee Intends to Continue to Explore Strategic Alternatives
Omaha, NE — August 25, 2005: infoUSA Inc. (NASDAQ:IUSA) announced that, on August 24, 2005, the Special Committee of its Board of Directors communicated to Mr. Vinod Gupta, infoUSA’s Chairman and CEO, the preliminary conclusions of the Committee regarding the previously announced proposal by an affiliate of Mr. Vinod Gupta to acquire all of the shares of infoUSA not owned by Mr. Vinod Gupta for $11.75 per share in cash. The Special Committee informed Mr. Vinod Gupta that, based upon the preliminary information reviewed by the Committee, it did not intend to move forward with his current proposal.
The Special Committee further advised Mr. Vinod Gupta that, while the Committee had made no decision to recommend any transaction, the Committee had determined, in light of his proposal and potential strategic alternatives available to the company, that it is in the best interests of the company’s stockholders to continue to explore potential strategic alternatives.
Mr. Vinod Gupta then advised the Special Committee that he intended to withdraw his $11.75 per share proposal. In addition, Mr. Vinod Gupta also reiterated that he does not intend to sell his shares or to vote his shares in favor of any other change in control transaction. Mr. Vinod Gupta subsequently issued a press release confirming these statements.
The Special Committee intends to continue to explore a range of strategic alternatives and to exercise its functions unless and until the authority of the Committee is terminated by the Board of Directors of infoUSA, despite the withdrawal of Mr. Vinod Gupta’s proposal and his statement that he does not intend to sell his shares or support any change in control transaction. However, there can be no assurance that any transaction will result from the Committee’s exploration of strategic alternatives.
For additional information, please contact:
Martin Kahn
Chairman of the Special Committee
212-848-0401
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.